Exhibit 99.1

Cross Country Healthcare Announces the Appointment of William J. Grubbs as President, Chief Operating Officer and a Director

BOCA RATON, Fla.--(BUSINESS WIRE)--March 21, 2013--Cross Country Healthcare, Inc. (Nasdaq: CCRN) today announced that effective April 1, 2013, William J. Grubbs will become President, Chief Operating Officer and a director of the Company. Joseph A. Boshart will remain Chief Executive Officer of Cross Country Healthcare until he retires in July 2013. At that time, Mr. Grubbs will become Chief Executive Officer of the Company.

Mr. Grubbs was Executive Vice President and Chief Operating Officer of TrueBlue, Inc. (NYSE: TBI), a staffing company, from October 2012 through March 2013. From 2005 through 2011, Mr. Grubbs held various senior executive positions, including Chief Operating Officer, with SFN Group, Inc., a staffing company formerly known as Spherion Corporation. Mr. Grubbs holds a B.S. degree in Computer Science from University of New Hampshire.

“Bill is a seasoned executive in the staffing industry and his operational experience will prove very valuable in Cross Country’s future development and the successful execution of our growth strategy. We are very glad to have him on board,” commented Joseph A. Boshart, Chief Executive Officer of Cross Country.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leader in healthcare staffing with a primary focus on providing nurse, allied and physician (locum tenens) staffing services and workforce solutions to the healthcare market. The Company believes it is one of the top two providers of nurse and allied staffing services, one of the top four providers of temporary physician staffing services, and one of the top five providers of retained physician and healthcare executive search services. The Company also is a leading provider of education and training programs specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,000 contracts with hospitals and healthcare facilities, and other healthcare organizations to provide our staffing services and workforce solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “suggests,” “appears,” “seeks,” “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and our other Securities and Exchange Commission filings made prior to the date hereof.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

CONTACT:
Cross Country Healthcare, Inc.
Howard A. Goldman, 877-686-9779
Director/Investor & Corporate Relations
hgoldman@crosscountry.com